EXHIBIT 17


FOR IMMEDIATE RELEASE

Contact:  Milo R. Polovina, Chairman and CEO
          David E. Tess, Vice President Finance and Administration
          (651) 730-1500

Date:     January 12, 2001

MERGER OF CELOX LABORATORIES, INC AND PROTIDE PHARMACEUTICALS, INC.

ST. PAUL, MINN, JANUARY 12, 2001 -- CELOX Laboratories, Inc., (OTCBB: CELX) and its wholly owned subsidiary, Protide Pharmaceuticals, Inc.(Protide), announced today the merger of the two companies with the surviving corporation to be named Protide Pharmaceuticals, Inc. The ticker symbol for Protide on the OTCBB will be "PPMD", effective January 12, 2001. Shareholders of Celox Laboratories, Inc. will not be required to exchange their shares for new certificates. The Company's corporate headquarters will remain at 1311 Helmo Ave. N., St. Paul, MN 55128.

"The merger reflects the combinatorial expertise of the two organizations, strengthening our technology platform in Clinical Cell Therapy (CCT) and transfusion medicine" stated Milo R. Polovina, Chairman, President and CEO.

The Company has several products at various stages of development including ViaStem(TM) which was developed for the cryopreservation and transfusion of stem cells from bone marrow, peripheral blood and umbilical cord blood. The Company hopes to begin clinical trials for ViaStem in the near future.

The Company recently introduced Stemsol(TM) for the preservation of stem cells and HemaPro(TM) an EX VIVO expansion solution.

Protide Pharmaceuticals, Inc. is a biotechnology company devoted to the discovery, development and commercialization of technologies and processes in clinical cell therapy and transfusion medicine, specifically in the areas of cancer, genetic disorders, cell engineering and transplantation.

The statements made in this press release may contain certain forward-looking statements that involve a number of risks and uncertainties. Under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Celox/Protide cautions investors and others that any forward-looking statements or projections made by the companies, including those made in this press release, are subject to risks and uncertainties that may cause actual results to differ from those projected. In addition, the risk factors listed from time to time in the company's SEC filings, including but not limited to its Annual Report on Form 10-KSB for the year ended August 31, 2000, may affect the actual results achieved by the company.

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